Consent of Independent Registered Public Accounting Firm

Manas Petroleum Corporation (An Exploration Stage Company)
Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2010, relating to the consolidated financial statements of Manas Petroleum Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, April 23, 2010

BDO Visura International AG

/s/ Andreas Wyss	/s/ Christoph Tschumi

Andreas Wyss	Christoph Tschumi
Auditor in Charge